Exhibit 10.3

Amendment Agreement

This Amendment Agreement (the “Amendment”) is made as of December 28, 2012 and further amends the letter agreement dated July 2, 2010, as amended (the “Letter Agreement”), between you and IHS Inc. (the “Company”), containing the terms and conditions of your employment with the Company.
The parties agree to amend the provisions of the Letter Agreement as follows:

1.
The phrase “prior to or concurrently with the provision of such payment or benefit” at the end of the first sentence of Section 9 of the Letter Agreement (Release) beginning with “Other than if your employment terminates” is hereby deleted and replaces in its entirety with the following:

“within 60 days of the date of your separation from service.”

2.
The following sentence is added to Section 9 of the Letter Agreement (Release) following the first sentence beginning with “Other than if your employment terminates” and before the sentence beginning with “The payments or benefits you are eligible to receive”:

“If you execute such a release within such 60 day period, the payments under Section 7(a)(i) and (ii) or under Section 8(a)(i) or (ii), as applicable, will be made or begin, as applicable, within the 60 day period from the date of your separation from service, following the execution of such release; provided that any payments under this Letter Agreement that could be paid or would become payable during a period that begins in one taxable year and ends in the subsequent taxable year shall be paid in the subsequent taxable year.”

3.	Except as expressly amended herein, the Letter Agreement remains in full force and effect in accordance with its terms.

IHS Inc. /s/ Jeffrey Sisson By: _______________________ Jeffrey Sisson Senior Vice President Chief Human Resources Officer
Agreed and Accepted: /s/ Daniel Yergin ____________________________ Employee Name: Daniel Yergin